Exhibit 99.1

FOR IMMEDIATE RELEASE

The Jimmy Choo – Inter Parfums Partnership Extended to 2031

New York, New York, December 4, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that Jimmy Choo and Interparfums SA, our 73% owned Paris based subsidiary, have entered into an amended license agreement extending their partnership through December 31, 2031.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. added: "This new long-term partnership between Jimmy Choo and Interparfums represents an opportunity to develop the beauty business for the Jimmy Choo brand. Growing a beauty business that emulates the Jimmy Choo DNA will require additional investments in product development over the long-term. We look forward to collaborating with Jimmy Choo to design perfume and cosmetic products that resonate with customers globally."

About Jimmy Choo:

Jimmy Choo encompasses a complete luxury accessories brand. Women’s shoes remain the core of the product offer, alongside handbags, small leather goods, scarves, sunglasses, eyewear, belts, fragrance and men’s shoes. Chief Executive Officer Pierre Denis and Creative Director Sandra Choi together share a vision to create one of the world’s most treasured luxury brands. Jimmy Choo has a global store network encompassing more than 150 stores and is present in the most prestigious department and specialty stores worldwide. Jimmy Choo is part of the Michael Kors Holdings Limited luxury fashion group.

About Inter Parfums, Inc.:

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Contacts at Jimmy Choo:

Pierre Denis - Chief Executive Officer

+44 207 368 5000

Emma Woolley - SVP Global Communications

+44 207 368 5000

www.jimmychoo.com

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com